Exhibit 99.1

Antero Resources Announces Fourth Quarter 2015 Operations Update

DENVER, Colorado, January 13, 2016—Antero Resources (NYSE: AR) (“Antero” or the “Company”) today announced its fourth quarter 2015 operations update.

Fourth Quarter 2015 Highlights include:

•                  Average net daily gas equivalent production was 1,497 MMcfe/d, an 18% increase over the prior year quarter and a 1% decrease sequentially

•                  Average net daily liquids production (C3+ NGLs, ethane and oil) was 54,757 Bbl/d, an 80% increase over the prior year quarter and a 5% increase sequentially

•                  Realized natural gas price after settled commodity derivatives averaged $4.40 per Mcf, a $2.13 positive differential to Nymex

•                  Realized C3+ NGL price after settled commodity derivatives averaged $21.65 per barrel (52% of WTI)

•                  Realized natural gas equivalent price including NGLs, oil and settled derivatives averaged $4.28 per Mcfe

•                  Completion of the third-party Stonewall gathering pipeline in December 2015 resulted in Antero selling virtually all of its gas to favorably priced markets during the month and a negative differential to Nymex of only $0.14 per Mcf for the fourth quarter

•                  Increased hedge position to 3.5 Tcfe through 2022 at an average fixed price of $3.79 per Mcfe

•                  Antero drilled and completed its first Utica well in West Virginia, the Rymer 4HD, flowing for 20 days with an average restricted flow rate of 20 MMcf/d

•                  Antero drilled and cased a Marcellus well with a lateral length of 14,024 feet, the longest lateral in Company history

Operating Update

All operational information is as of the date of this release unless otherwise noted.

Antero’s net daily production for the fourth quarter of 2015 averaged 1,497 MMcfe/d, including 1,168 MMcf/d (78%) of natural gas, 49,006 Bbl/d (20%) of natural gas liquids (“NGLs”), including 2,179 Bbl/d of ethane, and 5,751 Bbl/d (2%) of oil.  In anticipation of the start-up of Mariner East II and Antero’s corresponding ethane sales agreement with Borealis upon the Mariner East II in-service date, MarkWest installed a de-ethanizer at the Sherwood Complex in Doddridge County, West Virginia.  The de-ethanizer was commissioned in the fourth quarter of 2015 and Antero recovered approximately 10,000 Bbl/d of gross ethane for the month of December 2015.  The Company plans to continue to recover approximately 10,000 Bbl/d of ethane during 2016.  Once Mariner East II is placed in service, Antero intends to recover 11,500 Bbl/d of ethane to fulfill the Borealis contract at an expected premium price to Nymex natural gas.

Fourth quarter 2015 production represents an organic production growth rate of 18% from the fourth quarter of 2014 and a 1% decrease compared to the third quarter of 2015.  The sequential decrease in production is primarily due to the periodic shut-in of production, averaging 45 MMcfe/d in the fourth quarter, as a result of Antero’s decision not to sell gas at depressed pricing at the Dominion South and TETCO M2 indices.  Liquids production for the fourth quarter of 2015 represents an organic production growth rate of 80% from the fourth quarter of 2014 and a 5% increase sequentially.

Antero’s net daily production for 2015 averaged 1,493 MMcfe/d, an increase of 48% from the prior year and 7% higher than 2015 full year guidance of 1,400 MMcfe/d.  Net production was comprised of 1,203 MMcf/d of natural gas (81%), 42,604 Bbl/d of NGLs (17%), including 549 Bbl/d of ethane, and 5,694 Bbl/d of crude oil (2%).  The 2015 net liquids production of 48,298 Bbl/d is an increase of 110% over the prior year.

Commenting on the fourth quarter and full year 2015, Paul Rady, Chairman of the Board and CEO, said, “We had an outstanding quarter and year operationally.  While we shut in an average of 45 MMcfe/d of production during the fourth quarter due to weak local pricing, our year-over-year production increased 48% and our liquids production increased 110% from 2014 levels. We also completed our first Utica well in West Virginia with encouraging initial production results that are consistent with other industry wells in the trend.  This well is the most southerly Utica well drilled by industry in West Virginia to date, and begins to delineate our 188,000 net acres of Utica leasehold rights underlying our Marcellus position.”

Antero’s average realized natural gas price before settled derivatives for the fourth quarter of 2015 was $2.13 per Mcf, a $0.14 per Mcf negative differential to the average Nymex price for the period.  This differential represents an improvement from the $0.45 per Mcf negative differential to Nymex realized in the third quarter of 2015.  This improvement was driven by the opening of the third-party Stonewall gathering pipeline which was placed in service on December 1, 2015.  Approximately 83% of Antero’s fourth quarter 2015 natural gas production was sold at favorable price indices including TCO, Chicago, Gulf Coast, and Nymex, including virtually all volumes sold during the month of December, up from 68% in the third quarter.  Antero’s average realized natural gas price after settled derivatives for the fourth quarter of 2015 was $4.40 per Mcf, a $2.13 per Mcf positive differential to the average Nymex price for the period.  For the fourth quarter of 2015, Antero realized a cash settled natural gas derivative gain of $244 million, or $2.27 per Mcf.  This settled natural gas derivative gain included $117 million associated with Nymex derivatives, $94 million associated with derivatives at the Dominion South index, $26 million associated with derivatives at the TCO index and $7 million associated with derivatives at the Columbia Gulf Louisiana Onshore (“CGTLA”) index.

With the completion of the previously mentioned Stonewall gathering pipeline in early December, Antero was able to shift approximately 350 MMcf/d of net natural gas sales from Dominion South and TETCO M2 pricing to the more favorable TCO market, resulting in incremental revenue of $7 million in December.  Antero expects to sell approximately 95% of its 2016 gas production into currently favorably priced indices, including TCO, Chicago, Gulf Coast and Nymex.

Antero’s average realized C3+ NGL price before settled derivatives for the fourth quarter of 2015 was $17.37 per barrel, or approximately 41% of the average WTI oil price for the period.  This increase was primarily the result of increased seasonal demand in the northeast.  The Company’s average realized NGL price after settled derivatives for the quarter was $21.65 per barrel, or 52% of the average WTI oil price for the period.  For the fourth quarter of 2015, Antero realized a settled NGL derivative gain of $19 million, or $4.28 per barrel.  Antero settled 23,000 barrels per day of propane commodity derivatives in the fourth quarter of 2015 at $0.64 per gallon and has 30,000 barrels per day of propane commodity derivatives for 2016 at a fixed price of $0.59 per gallon. Antero’s average realized ethane price (C2) for the fourth quarter of 2015 was $6.17 per barrel, or $0.15 per gallon.  The fourth quarter of 2015 represented the first period in which Antero recovered ethane at the Sherwood processing plant in West Virginia.

Antero’s average realized oil price before hedging for the fourth quarter of 2015 was $28.59 per barrel, a $13.34 per barrel negative differential to the average WTI oil price.  The Company’s average realized oil price after hedging for the quarter was $40.85 per barrel, a $1.08 per barrel negative differential to the average WTI oil price.  For the fourth quarter of 2015, Antero realized a settled oil derivative gain of $7 million, or $12.26 per barrel.

The average all-in natural gas equivalent price including NGLs, oil and settled derivatives, was $4.28 per Mcfe for the fourth quarter of 2015, a 9% decrease from the fourth quarter of 2014.

Commenting on product pricing, Glen Warren, President and Chief Financial Officer, said, “There were some very significant developments for us during the quarter related to the marketing and pricing of our gas and NGLs. On the natural gas front, the Stonewall gathering pipeline was placed in service in early December, allowing us to shift 350 MMcf/d of net natural gas sales from currently unfavorable TETCO M2 and Dominion South pricing to favorable TCO pricing.  On the NGL front, we saw a healthy uptick in NGL pricing related to increased seasonal demand and began recovering ethane during the quarter in preparation for the expected kickoff of our export agreement with Borealis in 2017.  We expect improved basis differentials to persist through 2016, as we forecast that we will sell 95% of our natural gas production at favorably priced indices, resulting in an expected premium to Nymex pricing for the year.”

The following table details the components of average net production and average realized prices for the three months ended December 31, 2015:

	Three Months Ended December 31, 2015
	Gas (MMcf/d)	Oil (Bbl/d)	NGL (C3+) (Bbl/d)	Ethane (C2) (Bbl/d)	Combined Gas Equivalent (MMcfe/d)
Average Net Production	1,168	5,751	46,827	2,179	1,497

	Gas ($/Mcf)	Oil ($/Bbl)	NGL (C3+) ($/Bbl)	Ethane (C2) ($/Bbl)	Combined Gas Equivalent ($/Mcfe)
Average Realized Prices

Average realized price before settled derivatives	$2.13	$28.59	$17.37	$6.17	$2.32
Settled derivatives	2.27	12.26	4.28	—	1.96
Average realized price after settled derivatives	$4.40	$40.85	$21.65	$6.17	$4.28

Nymex average price	$2.27	$41.93			$2.27
Premium / (Differential) to Nymex	$2.13	$(1.08)			$2.01

Marcellus Shale — Antero completed and placed on line 14 horizontal Marcellus wells during the fourth quarter of 2015.  The average lateral length for the 14 wells was approximately 7,777 feet and the average stage length was approximately 202 feet. During the quarter, Antero drilled and cased the longest lateral in Company history, the Nova Unit 2H, which had a lateral length of 14,024 feet.

Ten of the 14 wells completed in the fourth quarter of 2015 have been on line for more than 30 days and had an average 30-day rate of 14.9 MMcfe/d while rejecting ethane (26% liquids).    Antero is currently operating seven drilling rigs and four completion crews in the Marcellus Shale play.

Utica Shale — Antero completed and placed on line 16 horizontal Utica wells during the fourth quarter of 2015.  The average lateral length for the 16 wells was approximately 8,883 feet and the average stage length was approximately 178 feet. All 16 wells were placed on a flowback management program, of which 10 wells have been on line for more than 30 days and had an average restricted 30-day rate of 15.4 MMcfe/d while rejecting ethane (15% liquids).  These 10 wells had an average flowing casing pressure of 3,675 psi per well for the 30 days.  Antero is currently operating three drilling rigs and three completion crews in the Utica Shale play.

West Virginia Utica Update

During the quarter, Antero completed the Rymer 4HD, its first Utica well in Tyler County, West Virginia with a lateral length of 6,620 feet.  The well has been flowing into the sales line for 20 days with an average choke-restricted flow rate of 20 MMcf/d. This well represents the southernmost well drilled to date in the West Virginia dry Utica play.  While results are early stage and several more months of flow testing are required, this well assists in the evaluation of Antero’s 188,000 net Utica acres underlying its Marcellus acreage position in West Virginia and Pennsylvania.

Commodity Derivatives Position

During the quarter, Antero added 413 Bcf of fixed price natural gas swaps and 12 MMBbl of fixed price propane swaps from 2017 to 2022.  As of December 31, 2015, Antero had commodity derivatives for 3.5 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from January 1, 2016 through December 31, 2022 at an average index price of $3.79 per Mcfe and mark-to-market hedge value of $3.1 billion.

The following table summarizes Antero’s commodity derivatives position held as of December 31, 2015:

Period and Index	Natural Gas (MMBtu/d)	Average Index Price ($/MMBtu)	Liquids (Bbl/d)	Average Index Price

2016:
TCO	60,000	$4.91	—	—
Nymex Henry Hub	1,110,000	$3.49	—	—
Dom South	272,500	$5.35	—	—
CGTLA	170,000	$4.09	—	—
Propane MB ($/Gallon)	—	—	30,000	$0.59
2016 Total	1,612,500	$3.92	30,000	$0.59

Period	Natural Gas (MMBtu/d)	Average Index Price ($/MMBtu)	Liquids (Bbl/d)	Average Index Price
2017	1,860,000	$3.63	35,500	$0.43
2018	2,002,500	$3.91	2,000	$0.65
2019	1,960,000	$3.87	—	—
2020	1,287,500	$3.72	—	—
2021	480,000	$3.48	—	—
2022	10,000	$3.30

Fourth Quarter and Full Year 2015 Earnings Release and Call

Antero plans to issue its fourth quarter 2015 earnings release on Wednesday, February 24, 2016 after the close of trading on the New York Stock Exchange.

A conference call is scheduled on Thursday, February 25, 2016 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Friday, March 4, 2016 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10078393.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Friday, March 4, 2016 at 9:00 am MT.

Presentation

An updated presentation has been posted to the Company’s website to reflect and support information contained in this release.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, future financial position, future technical improvements and future marketing opportunities are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2014.

For more information, contact Michael Kennedy — Senior Vice President — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.